Exhibit 10.13

WORLEYPARSONS CANADA SERVICES LTD.

- and –

WESCOM SOLUTIONS INC.

S U B L E A S E

TABLE OF CONTENTS

1.	DEFINITIONS AND CAPITALIZED TERMS	1
2.	DEMISE AND SUBTERM	2
3.	FIXTURING PERIOD	2
4.	BASIC RENT	3
4.	ADDITIONAL RENT	3
5.	PAYMENTS	4
6.	OVERDUE RENT	4
8.	SUBTENANT’S COVENANT	4
9.	BUSINESS TAXES	5
10.	SUBTENANT’S BREACH	5
11.	DEFAULT	5
12.	SUBLANDLORD’S COVENANTS	6
13.	USE	6
14.	INSURANCE	6
15.	SUBTENANT’S ASSIGNING, SUBLETTING, ETC.	6
16.	ABATEMENT AND TERMINATION OF RENT	7
17.	OTHER TERMS OF HEAD LEASE INCORPORATED	7
18.	HEAD LANDLORD’S COVENANTS	7
19.	EXERCISE OF RIGHTS	7
20.	TERMINATION OF HEAD LEASE	8
21.	NOTICES	8
22.	PARKING	9
23.	ACCESS TO SUBLET PREMISES	9
24.	CONDITION OF SUBLET PREMISES	9
25.	IMPROVEMENTS	9
26.	SIGNS	10
27.	HEAD LANDLORD CONSENT	11
28.	BROKERS	11
28.	NO OPTION TO EXTEND	11
29.	CONFIRMATION	11
30.	SUCCESSORS AND ASSIGNS	12
31.	FURTHER ASSURANCES	12
32.	ENTIRE AGREEMENT	12
33.	EXECUTION AND DELIVERY	12

SCHEDULE A HEAD LEASE

SCHEDULE B FLOOR PLAN SHOWING SUBLET PREMISES

THIS SUBLEASE is made May     , 2014

Pursuant to the Short Forms of Leases Act of Ontario

B E T W E E N:

WORLEYPARSONS CANADA SERVICES LTD.,

(the “Sublandlord”)

- and –

WESCOM SOLUTIONS INC.

(the “Subtenant”).

RECITALS:

A.	By a lease (the “Head Lease”) made as of September 25, 2013, a copy of which is attached hereto as Schedule A, West Credit Ave GP Inc. (the “Head Landlord”) leased to WorleyParsons Canada Services Ltd., for a term commencing on February 1, 2014 and terminating on July 31, 2021, upon and subject to the terms of the Head Lease, certain premises municipally known as 7100 West Credit Avenue, Mississauga, Ontario (the “Premises”), which premises are more particularly described in the Head Lease including, inter alia, that portion of the building located at the Premises (the “Building”) which portion contains approximately Twenty Three Thousand Three Hundred Seventy Eight (23,378) rentable square feet on the second floor of the Building and is shown on the floor plan attached hereto as Schedule B (the “Sublet Premises”).

B.	The Sublandlord and the Subtenant have agreed to enter into this Sublease on the terms hereinafter set forth.

THEREFORE in consideration of the rents, covenants and agreements hereinafter set forth and other good and valuable consideration and the sum of $10.00 paid by each party to each other party, the receipt and sufficiency of which are hereby acknowledged by each party, the parties covenant and agree as follows:

1.	Definitions and Capitalized Terms

In this Sublease the following terms and phrases shall have the respective meanings indicated:

(a)	“Building” means the 4-storey building (“Building”) municipally known as 7100 West Credit Avenue, Mississauga, Ontario, including without limitation all mechanical, electrical, HVAC and other building systems, but excluding any leasehold improvements of any tenants therein.

(b)	“Business Day” means any day other than a Saturday, Sunday, or a statutory holiday in Ontario.

(c)	“Extension Term” means any extension term of this Sublease.

(d)	“Fixturing Period” means the period commencing upon June 1, 2014 and expiring on June 30, 2014.

(e)	“Leasehold Improvements” means the leasehold improvements constructed in the Sublet Premises from time to time.

(f)	“Proportionate Share” means a fraction, the numerator of which is the Rentable Area of the Sublet Premises and the denominator of which is the Rentable Area of all premises located in the Building demised to the Sublandlord pursuant to the Head Lease as same may exist from time to time (excluding for more certainty all premises located in the basement/concourse level of the Building).

(g)	“Rentable Area” means 23,378 square feet.

Each capitalized term shall have the meaning ascribed to it herein and if not herein then in the Head Lease.

2.	Demise and Subterm

Subject to the consent of the Head Landlord, the Sublandlord demises and subleases the Sublet Premises to the Subtenant and the Subtenant subleases the Sublet Premises from the Sublandlord, for a term (the “Subterm”) commencing on July 1, 2014 (the “Commencement Date”) and terminating on June 30, 2016 upon and subject to the terms of this Sublease.

3.	Fixturing Period

The Subtenant shall be entitled to take possession of the Sublet Premises from and after June 1, 2014 for the purpose of construction of Leasehold Improvements and installation of fixtures, equipment and furnishings, or other permitted use in accordance with this Sublease. During the Fixturing Period the Subtenant shall not be responsible for payment of Basic Rent, Additional Rent, or the Subtenant’s Proportionate Share of Taxes, but shall pay for the cost of all utilities supplied to the Sublet Premises and shall otherwise be bound by all of the provisions of this Sublease, including without limitation, the obligation to maintain the insurance required by the terms of this Sublease.

4.	Basic Rent

The Subtenant covenants to pay as basic rent (the “Basic Rent”) of $327,292.00 per annum in equal monthly instalments of $27,274.33 payable in advance on the first day of each and every month during the Subterm, based upon an annual rate of $14.00 per square foot per annum of the Sublet Premises.

5.	Additional Rent

The Subtenant covenants to pay as additional rent (the “Additional Rent”) during the Subterm and any Extension Term the following amounts:

(a)	the Subtenant’s Proportionate Share of Taxes and Capital Tax payable by the Sublandlord under the Head Lease;

(b)	the Subtenant’s Proportionate Share of all amounts required to be paid by the Sublandlord as additional rent pursuant to the Head Lease;

(c)	all other costs which are the responsibility of the Sublandlord under the Head Lease as such costs relate to the Sublet Premises;

(d)	all charges for utilities supplied to the Sublet Premises except that the Subtenant may install, or cause to be installed, separate meters for utility consumption and, if so installed, the Subtenant shall pay utilities directly and utilities shall not be considered Additional Rent thereafter; and

(e)	all other charges designated as Additional Rent under this Sublease.

If the extent to which any costs referred to in (c) above relate to the Sublet Premises cannot otherwise be determined acting reasonably, the Subtenant shall pay the Subtenant’s Proportionate Share of such costs.

All payments of Additional Rent required to be paid by the Subtenant to the Sublandlord hereunder shall be paid no later than the times that such sums are payable by the Sublandlord under the Head Lease. Notwithstanding the foregoing, with respect to the Additional Rent set out in subclauses (b) and (d) above, to the extent that any charges for services supplied to the Sublet Premises are not payable to the Landlord in accordance with the Head Lease, the Subtenant shall pay for same within thirty (30) days of receipt of an invoice therefor from the Sublandlord from time to time (or such later date as expressly permitted in writing by the Sublandlord) and upon request shall provide proof of payment thereof to the Sublandlord from time to time.

The Additional Rent for the year 2014 is estimated at Twelve Dollars and Twenty-Five Cents ($12.25) per square foot of Rentable Area. The Subtenant acknowledges this quote is an estimate provided by the Head Landlord only and that the Additional Rent amounts during the Term may be higher than the amount quoted herein for 2014, It is agreed that such Additional rent increases shall be supported by invoices from the Head Landlord.

6.	Payments

All payments provided for in this Sublease shall be in Canadian currency and shall be made by the Subtenant to the Sublandlord at its address provided in Section 21 hereof or as the Sublandlord otherwise directs by notice.

7.	Overdue Rent

The Subtenant covenants to pay the Basic Rent, the Additional Rent and all other charges provided for in this Sublease (collectively “Rent”) on their respective due dates. The Subtenant shall pay the Sublandlord interest on all overdue Rent, all such interest to be calculated from the date the payment was due until actual payment thereof and at a rate being the lesser of (i) 5% per annum in excess of the minimum lending rate charged to prime commercial borrowers by the Sublandlord’s bank from time to time and (ii) the maximum rate permitted by law.

8.	Subtenant’s Covenant

The Subtenant also covenants and agrees with the Sublandlord and with the Head Landlord:

(a)	to keep the Sublet Premises clean and in a good and tenantable condition and to perform, at its sole cost and expense, the Sublandlord’s repair obligations set out in Section 12 of the Head Lease as it relates to the Sublet Premises;

(b)	to perform all of the obligations of the Tenant under the Head Lease and to be bound by the terms of the Head Lease, in each case as they relate to the Sublet Premises or the Rent payable hereunder only and in each case as such obligation may be qualified by another provision of this Sublease and in each case as if named therein with each reference therein to the Landlord being deemed to include both the Head Landlord and the Sublandlord and with each reference therein to the Tenant being deemed to mean the Subtenant;

(c)	to perform all of the obligations of the Subtenant under this Sublease;

(d)	not to do or omit to do any act in or around the Sublet Premises or the Building which would cause a breach of the Sublandlord’s obligations as tenant under the Head Lease;

(e)

to promptly pay when due to the authorities having jurisdiction all taxes (whether imposed upon the Subtenant or otherwise) attributable to the personal property, trade fixtures, business, income or occupancy of the Subtenant or any other occupant of the Sublet Premises and to any Leasehold Improvements or fixtures within the Sublet Premises; and

(f)	to indemnify and save harmless the Sublandlord against and from any and all expenses, costs, damages, suits, actions or liabilities arising or growing out of the failure of the Subtenant to perform any of its obligations hereunder and from all claims and demands of every kind and nature made by any person or persons to or against the Sublandlord for all and every manner of costs, damages or expenses incurred by or injury or damage to such person or persons or his, her or their property, if such claims or demands arise out of the use and occupation of the Sublet Premises or use of the Building by the Subtenant or any other person authorized by the Subtenant or any of the above-mentioned and from all costs, counsel fees, expenses and liabilities incurred in and about any such claim or any action or proceeding brought thereon.

9.	Business Taxes

In each and every year during the Sublet Term and any Extension Term, as the case may be, the Subtenant shall pay as additional rent to the lawful taxing authorities and shall discharge when the same becomes due and payable (a) all taxes, rates, duties, assessments and other charges that are levied, rated, charged, or assessed against or in respect of all improvements, equipment and facilities of the Subtenant on or in the Sublet Premises or the Building or any part thereof; and (b) every tax and license fee which is levied, rated, charged, or assessed against or in respect of any and every business carried on in the Sublet Premises or in respect of the use or occupancy thereof or any part of the Lands or the Building by the Subtenant and every subtenant or licensee of the Subtenant or against the Landlord on account of its interest in the Building (but, in the latter case, only to the extent of the Subtenant’s Proportionate Share thereof) and whether in any case, any such taxes, rates, duties, assessments or license fees are rated, charged or assessed by any federal, provincial, municipal, school or other body during the Sublet Term and any Extension Term, as the case may be.

10.	Subtenant’s Breach

If the Subtenant fails to perform any of its obligations herein, the Sublandlord shall have all of the remedies against the Subtenant which the Head Landlord has under the Head Lease for a breach thereof.

11.	Default

The provisions of Section 5 of the Head Lease are hereby incorporated in this Sublease, the appropriate changes of references being deemed to have been made with the intent that such Sections shall govern the relationship in respect of such matters between the Sublandlord and the Subtenant.

12.	Sublandlord’s Covenants

Subject to the due performance by the Subtenant of its obligations herein, the Sublandlord covenants and agrees with the Subtenant:

(a)	for quiet enjoyment of the Sublet Premises;

(b)	to enforce against the Head Landlord for the benefit of the Subtenant the obligations of the Head Landlord under the Head Lease which materially affect the Sublet Premises;

(c)	to perform all of the obligations of the Sublandlord under this Sublease; and

(d)	to perform all of the obligations of the Sublandlord as tenant under the Head Lease which materially affect the Sublet Premises.

13.	Use

The Subtenant shall not use the Sublet Premises nor allow the Sublet Premises to be used for any purpose other than an office and specifically excluding call centre operations. The Subtenant shall not store or maintain any hazardous substances on or allow hazardous substances to be brought on to the Sublet Premises.

14.	Insurance

The Subtenant shall maintain throughout the Subterm and any Extension Term insurance which shall cover the Sublet Premises upon the terms required of the Sublandlord in the Head Lease with the exception of clause 11(a)(i) in which the words “..and ten million dollars ($10,000,000.00) in the annual aggregate” shall be deleted. Both the Head Landlord and the Sublandlord shall be shown as named insureds on all such policies.

15.	Subtenant’s Assigning, Subletting, Etc.

The Subtenant agrees that with respect to any assigning or subletting by it, the provisions of the Head Lease apply with the following amendments thereto:

(a)	each reference to the Landlord, the Tenant, the Lease and the Premises shall become, respectively, the Sublandlord, the Subtenant, the Sublease and the Sublet Premises;

(b)	the Sublandlord shall have the additional right to withhold and/or delay its consent if it has not received the consent of the Head Landlord; and

(c)	any of the following occurrences shall be deemed to be an assignment of this Sublease by the Subtenant requiring the consent of the Sublandlord: any transfer or issue by sale, assignment, bequest, inheritance, transmission on death, mortgage, charge, security interest, consolidation, subscription, or other disposition, or by liquidation, merger or amalgamation, of all or any of the shares of or interest in the Subtenant, or any agreement or arrangement, or any other act, as a result of which any of which transactions or occurrences the Subtenant becomes controlled, directly or indirectly in any manner whatsoever by a different entity from whatever entity that controlled the Subtenant, directly or indirectly in any manner whatsoever, immediately before any such transaction or occurrence.

16.	Abatement and Termination of Rent

In the event of damage to all or any part of the Sublet Premises, Rent in respect of the Sublet Premises shall abate if and to the extent Rent under the Head Lease abates under the terms of the Head Lease. This Sublease shall terminate if the Head Lease is terminated pursuant to the provisions of Section 17 or 18 of the Head Lease.

17.	Other Terms of Head Lease Incorporated

In addition to the specific sections of the Head Lease which are incorporated elsewhere in this Sublease and subject to Section 18 hereof, all of the terms of the Head Lease are also incorporated, mutatis mutandis, into and applied to this Sublease with each reference to the Landlord in the Head Lease being deemed to include both the Head Landlord and the Sublandlord and with each reference therein to the Tenant being deemed to mean the Subtenant.

If any term of this Sublease is inconsistent with any term of the Head Lease, the term of this Sublease shall prevail.

18.	Head Landlord’s Covenants

Wherever, in the Head Lease, a covenant is made or a representation or warranty is given by the Head Landlord in favour of the Tenant thereunder, such covenant, representation or warranty shall not, except as otherwise provided herein, be a covenant made by or a representation or warranty given by the Head Landlord and/or the Sublandlord in favour of the Subtenant.

19.	Exercise of Rights

The exercise by the Head Landlord of any of its rights contained in the Head Lease shall, upon written notice by the Head Landlord to the Subtenant of such exercise, be binding upon the Subtenant. Notwithstanding the exercise by the Head Landlord of any of its rights contained in the Head Lease, the Sublandlord may also exercise its rights hereunder in the same manner as the Head Landlord.

20.	Termination of Head Lease

Subject to this Sublease, the Subtenant acknowledges and agrees that it has no greater interest in the Sublet Premises than the Sublandlord under the Head Lease and that, if the Head Lease is terminated for any reason whatsoever, this Sublease shall thereupon terminate forthwith.

21.	Notices

Except as otherwise specifically provided herein, any notice or consent including any invoice, statement or request or other communication (a “Notice”) herein required or permitted to be given by either party to the other shall be in writing and shall be delivered by hand or sent by registered mail (except during a postal disruption or threatened postal disruption) or by telecopier to the applicable address (and telecopier number, if applicable) set forth below:

(a)	in the case of the Sublandlord, to:

Wescom Inc.
6975 Creditview Road
Mississauga, Ontario L5N 8E9
Attention:	David Belbeck, CFO
Facsimile:	(905) 858-2248

(b)	in the case of the Tenant.

WorleyParsons Canada Services Ltd.
400, 10201 Southpost Road SW
Calgary AB T2W 4X9
Attention:	Leasing Manager - Canada
Facsimile: T2W 4X9
Email: Scot.Caithness@worleyparsons.com

Any Notice delivered by hand shall be deemed to have been validly and effectively given on the day of such delivery if delivered before 4:00 p.m. on a Business Day or on the next Business Day if delivered on a non-Business Day or after 4:00 p.m. on the previous Business Day. Any Notice sent by registered mail (except during a postal disruption or threatened postal disruption) shall be deemed to have been validly and effectively given on the third Business Day following the date of mailing. Any Notice sent by facsimile or confirmed read email transmission shall be deemed to have been validly and effectively given on the day it was sent if sent before 4:00 p.m. on a Business Day or on the next Business Day if sent on a non-Business Day or after 4:00 p.m. on the previous Business Day.

Either party may from time to time by Notice to the other party change its address for service hereunder.

22.	Parking

Throughout the Sublet Term and any Extension Term, the Subtenant shall be entitled to unreserved parking at no cost to Subtenant in the Building surface parking lot based on the ratio of four (4) parking spaces per one thousand (1,000) square feet of Rentable Area of the Sublet Premises. The parking spaces referred to herein shall be available on a first come, first served basis. Additional parking spaces at no cost to Subtenant may be available on a month to month and first come first serve basis.

23.	Access to the Sublet Premises

The Subtenant shall be entitled to have access to the Building as follows:

(a)	Subtenant may obtain security cards, currently at a cost of $10.00 per card (photo cards may be available at an additional cost) for its employees, permitting access to the Building and the Sublet Premises on a 24 hour, 7 day a week basis.

24.	Condition of the Sublet Premises

The Subleased Premises shall be accepted by Subtenant on an “as is” basis, provided that the Sublandlord shall at its own cost prior to June 15, 2014:

(a)	Perform a general cleanup prior to the Sublease Commencement Date.

(b)	Ensure all electrical and mechanical systems are in good working order within the Sublet Premises.

(c)	Supply all security access cards and keys in its possession.

(d)	Remove approximately seventy five percent (75%) of the workstations on the floor as identified by the Subtenant by June 1, 2014.

25.	Improvements

(a)	The Subtenant shall be entitled, at its expense, to install Leasehold Improvements, provided that it first obtains written consent of the Sublandlord and the Head Landlord, which consent shall not be unreasonably withheld or delayed. The process for Sublandlord and Head Landlord consent shall be as follows:

(i)	If the Sublandlord requires, the Subtenant shall submit plans and specifications for the Leasehold Improvements to the Sublandlord, for approval by the Sublandlord and the Head Landlord;

(ii)	The Subtenant shall be entitled to retain its own contractors, subject to the approval of the Sublandlord and the Head Landlord, which approval will be at the Head Landlord’s sole discretion, but shall not be unreasonably withheld or delayed; and

(iii)	The Subtenant shall pay as Additional Rent all reasonable costs and expenses incurred by the Sublandlord for such approvals.

(b)	The Subtenant shall not be required to restore the Subleased Premises to base building condition or to remove any leasehold improvements at the expiration or termination of the Sublease save and except for any items that were completed without the Sublandlord’s written consent, and save and except for any items that are deemed by the Sublandlord’s architect or engineer, acting reasonably, to be non-standard construction (“Non-Standard Construction”). Further, the Sublandlord agrees that it will advise the Subtenant at the time that Sublandlord approval is requested per clause 25 (a) (i) above as to what it considers to be Non-Standard Construction items (if any) that will be subject to restoration at the time of design approval.

26.	Removal of trade fixtures and equipment

(a)	The Subtenant shall be permitted to remove its trade fixtures and equipment at the end of the Subtenant’s tenancy, provided that the Subtenant shall make good any damage caused to the Subleased Premises or Building by such removal in accordance with the terms of the Head Lease.

(b)	In addition to the terms and conditions stated herein, all other terms regarding leasehold improvements or other alterations in the Head Lease, shall apply to the Subtenant’s Leasehold Improvements.

27.	Signs

Subject to the approval of both the Head Landlord and the Sublandlord, which approvals shall not be unreasonably withheld, and provided that the Subtenant obtains at its sole cost and expense all requisite governmental approvals and permits, the Subtenant shall be entitled to install and maintain, at its sole cost and expense, standard Building ground floor directory board signage at the entrance lobby and at the second (2nd) floor elevator lobby of the Sublet Premises, consisting of Subtenant’s name and the location of Sublet Premises only.

28.	Head Landlord Consent

This Sublease is conditional upon the consent of the Head Landlord to the terms hereof and this Sublease shall automatically terminate if the consent of the Head Landlord to this Sublease has not been received by May 31, 2014.

29.	Brokers

The Sublandlord acknowledges that it is solely responsible for payment of a brokerage commission in respect of this Sublease, if and when same is payable in accordance with and subject to the terms of the Sublandlord’s listing agreement with its agent, Avison Young Commercial Real Estate (Ontario) Inc. and the Sublandlord agrees to indemnify and save harmless the Subtenant in respect of same. The Subtenant represents and warrants to the Sublandlord that its agent in connection with this Sublease is CB Richard Ellis Ltd. and that no other broker, agent or salesperson is entitled to a fee or commission by reason of having introduced the Subtenant to the Sublet Premises or otherwise acted in connection with this transaction on behalf of the Subtenant, and the Subtenant hereby agrees to indemnify and save harmless the Sublandlord in respect of any claims by any other such person.

30.	Option to Extend

Provided the Subtenant is not in material default of the Sublease, the Subtenant shall have an option to extend the Sublease for a further period of up to one (1) year provided that the Subtenant gives to the Sublandlord written notice of it’s intention to exercise this option no sooner than six (6) months and no later than four (4) months prior to the expiration of the Subterm failing which this option to extend will become null and void. All terms and conditions for the extend period shall be the same as for the initial Subterm, save and except:

(a)	There will be no further Option to Extend and;

(b)	the Basic Rent which shall be $15 net psf/annnum.

31.	Furniture

Once the Sublandlord has removed the furniture required under Section 24 (d), the Sublandlord will provide an inventory of the furniture that remains within the Sublet Premises All such furniture, as described herein, shall remain within the Sublet Premises for the Subtenant’s use at no cost to the Subtenant for the Subterm of the Sublease, with no obligation of the Subtenant to remove or purchase the furniture at the expiry or earlier termination of the Subterm, however the Subtenant shall be responsible for the repair or replacement of any damaged furniture or equipment, reasonable wear and tear excepted.

32.	Right of First Refusal

The Subtenant shall have a continuous right of first refusal to lease up to fifty percent (50%) of the third (3rd) floor of the Building on the same terms and conditions as contained within this Sublease.

Further, in the event that the Sublandlord receives a bona fide outside offer (a “Third Party Offer”) that it is prepared to accept, then the Sublandlord must provide a copy of the bona fide offer to the Subtenant. The Subtenant shall have five (5) Business Days after written notification by the Sublandlord and receiving the outside offer to agree to Sublease the space on the same terms and conditions as contained within this Offer To Sublease. If the Subtenant elects not to exercise this right then the Sublandlord shall be free to lease the space to the third party on the terms contained in the bonafide offer. In the event that the Third Party Offer is not finalized then this Right shall again be in effect for the remainder of the Subterm and any extension thereof. The Subtenant acknowledges that it has received a copy of the Head Lease and that it is familiar with the terms and provisions thereof.

33.	Successors and Assigns

Except as otherwise provided herein, all of the rights and obligations of a party hereto enure to the benefit of and are binding upon the successors and assigns of that party.

34.	Further Assurances

Each of the parties hereto agrees to do, make and execute all such further documents, agreements, assurances, acts, matters and things and take such further action as may be reasonably required by any other party hereto in order to more effectively carry out the true intent of this Sublease.

35.	Entire Agreement

This Sublease constitutes the entire agreement between the parties with respect to the subject matter of this Sublease. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to the Sublease shall be binding upon the Sublandlord or the Subtenant, unless in writing and signed by each of them. Except as otherwise expressly provided herein, except as and to the extent inconsistent with the provisions of this Sublease and all terms, conditions, covenants and agreements contained in the Head Lease shall apply to and be binding upon the parties hereto with the appropriate changes of reference being deemed to have been made with the intent that such provisions shall govern the relationship in respect of such matters as between the Sublandlord and the Subtenant, provided that the covenants on the part of the Landlord contain in the Head Lease shall be deemed not to be contained herein as covenants on the part of the Sublandlord, but the Sublandlord hereby agrees to use its best efforts to enforce for the benefit of the Subtenant the obligations of the Landlord under the Head Lease as contemplated in Section 12 of this Sublease.

36.	Execution and Delivery

This Agreement may be executed by the Parties in counterparts.

IN WITNESS WHEREOF the Sublandlord has on the      day of             , 2014 affixed its name under the hands of its signing officer(s) in that behalf.

WORLEYPARSONS CANADA SERVICES LTD.

By:	/s/ Ken Woloschuk
	Name:	Ken Woloschuk
	Title:	Senior Vice President

By:
	Name:	●
	Title:	●

I/We have authority to bind the corporation.

IN WITNESS WHEREOF the Subtenant has on the      day of              , 2014 affixed its name under the hands of its signing officer(s) in that behalf.

WESCOM SOLUTIONS INC.

By:	/s/ David Belbeck
	Name:	David Belbeck
	Title:	CFO

By:
Name:

We have authority to bind the corporation.

SCHEDULE A

HEAD LEASE

Provided Directly to the Subtenant

SCHEDULE B

FLOOR PLAN SHOWING SUBLET PREMISES